EX-99.h.2.c

AMENDMENT

to

Transfer Agency and Service Agreement

between

Aberdeen Funds, On Behalf Of Each of The Entities,

Individually and Not Jointly, As Listed On Schedule A (the “Funds”)

and

Boston Financial Data Services, Inc. (the “Transfer Agent”)

This Amendment effective on December 15, 2015 between the Funds and the Transfer Agent. The Funds and the Transfer Agent are parties to a Transfer Agency and Service Agreement dated June 3, 2011, as amended, (the “Agreement”) under which the Transfer Agent performs certain services for the Funds.  In accordance with Section 16.1 (Amendment), and Section 17 (Additional Portfolios/Funds) of the Agreement, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.              Schedule A.   The current Schedule A attached to the Agreement is replaced and superseded with the Schedule A attached hereto.

2.              All defined terms and definitions in the Agreement shall be the same in this Amendment (the “December 15, 2015 Amendment”) except as specifically revised by this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

ABERDEEN FUNDS, ON BEHALF OF EACH OF THE ENTITIES, INDIVIDUALLY AND NOT JOINTLY,		BOSTON FINANCIAL DATA SERVICES, INC.
AS LISTED ON SCHEDULE A

By:		By:

Name:	Lucia Sitar	Name:

Title:	Vice President	Title:
As an Authorized Officer on behalf of each of the Funds indicated on Schedule A

SCHEDULE A

Effective December 15, 2015

Fund	Jurisdiction and Type of Entity

Aberdeen China Opportunities Fund	Series of Delaware statutory trust
Aberdeen Global Natural Resources Fund	Series of Delaware statutory trust
Aberdeen Diversified Income Fund	Series of Delaware statutory trust
Aberdeen Dynamic Allocation Fund	Series of Delaware statutory trust
Aberdeen Diversified Alternatives Fund	Series of Delaware statutory trust
Aberdeen U.S. Small Cap Equity Fund* (formerly, Aberdeen Small Cap Fund)	Series of Delaware statutory trust
Aberdeen Tax-Free Income Fund	Series of Delaware statutory trust
Aberdeen Equity Long Short Fund	Series of Delaware statutory trust
Aberdeen Global Equity Fund	Series of Delaware statutory trust
Aberdeen International Equity Fund	Series of Delaware statutory trust
Aberdeen Global Fixed Income Fund	Series of Delaware statutory trust
Aberdeen International Small Cap Fund* (formerly, Aberdeen Global Small Cap Fund)	Series of Delaware statutory trust
Aberdeen Asia Bond Fund	Series of Delaware statutory trust
Aberdeen Asia-Pacific (Ex-Japan) Equity Fund	Series of Delaware statutory trust
Aberdeen Emerging Markets Fund	Series of Delaware statutory trust
Aberdeen Emerging Markets Debt Local Currency Fund	Series of Delaware statutory trust
Aberdeen Ultra-Short Duration Bond Fund	Series of Delaware statutory trust
Aberdeen Asia-Pacific Smaller Companies Fund	Series of Delaware statutory trust
Aberdeen U.S. Multi-Cap Equity Fund (formerly, Aberdeen U.S. Equity Fund)	Series of Delaware statutory trust
Aberdeen Emerging Markets Debt Fund	Series of Delaware statutory trust
Aberdeen European Equity Fund	Series of Delaware statutory trust
Aberdeen Latin American Equity Fund	Series of Delaware statutory trust
Aberdeen Japanese Equities Fund	Series of Delaware statutory trust
Aberdeen Multi-Manager Alternative Strategies Fund	Series of Delaware statutory trust
Aberdeen Multi-Manager Alternative Strategies Fund II	Series of Delaware statutory trust
Aberdeen U.S. Mid Cap Equity Fund**	Series of Delaware statutory trust

* Name change effective on or about February 29, 2016.

** Effective with the effectiveness of the Fund’s registration statement.